Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this prospectus supplement of McEwen Mining Inc. of our reports dated March 8, 2012, relating to the consolidated financial statements of McEwen Mining Inc. (the “Company”) as at and for the year ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which appear in the Annual Report on Form 10-K of the Company.  We also consent to the reference to us under the heading “Experts” in the prospectus supplement.

KPMG LLP

/S/ KPMG LLP
Chartered Accountants, Licensed Public Accountants Toronto, Canada
October 31, 2012